Exhibit 10.1

MUTUAL RELEASE
AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement (hereinafter “Settlement Agreement”) is made and entered into on this 31st day of October 2013 (“Effective Date”), by and among Charles M. Newell, as the Sellers’ Representative, for and on behalf of the former members (the “Former Valent Members”) of Valent Aerostructures, LLC (“Valent”), on the one hand, and LMI Aerospace, Inc. (“Company”), on the other hand. Capitalized terms not defined herein shall have the meaning ascribed to such terms in that certain Membership Interest Purchase Agreement among the Company, Valent and the Former Valent Members dated December 5, 2012 (the “Purchase Agreement”).

RECITALS

WHEREAS, disputes have arisen among the Former Valent Members and the Company regarding their rights and duties to one another, and other issues relating to the operation and management of the Company and Valent, and

WHEREAS, the Former Valent Members and the Company now desire to enter into the transactions, and resolve by agreement all issues between them, as provided herein, and

WHEREAS, nothing in this Agreement shall constitute an admission of liability or fault by the Former Valent Members or the Company;

NOW, THEREFORE, in consideration of the said compromise set forth in, and upon the terms of, this Settlement Agreement, and for other good and valuable consideration, the Former Valent Members and Company, intending to be legally bound, hereto agree as follows:

I.

The Seller’s Representative, for and on behalf of the Former Valent Members, and the Company agree that, for purposes of Section 2.7 of the Purchase Agreement, there exists a Working Capital Deficit in the amount of $1,143,000 and as a result, the Former Valent Members shall pay such amount in cash to the Company at a closing, which shall take place on October 31, 2013 (the “Settlement Closing Date”) at the offices of Polsinelli PC, 100 S. Fourth Street, Suite 1000, St. Louis, MO 63102, or such other time and place as otherwise mutually agreed by the Sellers’ Representative and the Company.

II.

The Sellers’ Representative, for and on behalf of the Former Valent Members, and the Company agree to enter into an amendment to the Escrow Agreement in the form attached hereto as Exhibit A pursuant to which $5 million of the General Escrow Funds shall be released to the Former Valent Members on the Settlement Closing Date and the termination date of the escrow shall be extended to September 30, 2014.

III.

In connection with the resignation of each of Charles Newell, Henry Newell and Bruce Breckenridge, each affiliates of one or more of the Former Valent Members (the “Member Affiliates”), from the Company and its subsidiaries, the Company shall recognize the service performed by each Member Affiliate with Valent prior to the Company’s acquisition of Valent for purposes of calculating the appropriate amount of severance due to each Member Affiliate under their respective Employment Agreement as more specifically set forth in that certain Resignation and General Release Agreement with each Member Affiliate dated as of the date hereof, and shall retain the Member Affiliates as independent contractor consultants for a period of six (6) months as more specifically set forth in that certain Independent Contractor Agreement with each Member Affiliate dated as of the date hereof.

IV.

Except as set forth in Section V of this Settlement Agreement, and in further consideration of this Settlement Agreement and of the matters above recited, the Sellers’ Representative, for and on behalf of each Former Valent Member, for themselves and their respective heirs, executors, administrative representatives, equity owners, executive officers, directors, affiliates, subsidiaries, related companies, agents, successors and assigns (each a “Former Valent Party”), and Company, for itself and its executors, administrative representatives, executive officers, directors, affiliates, subsidiaries, related companies, successors and assigns (each, a “Company Party” and each Former Valent Party and Company Party, a “Releasor”) hereby agree to

RELEASE AND FOREVER DISCHARGE

each other, their respective equity owners, officers, directors, agents and representatives, and their respective affiliates, subsidiaries and other related companies, of and from any and all of the following (collectively, “Claims”): liabilities, claims, obligations, actions, interests, demands, rights, damages, costs, attorneys’ fees, proceedings, debts, dues, losses, sums of money and anything else, whether known or unknown, absolute or contingent, asserted or unasserted, at law or in equity, which any Releasor had, now has, or may hereafter have, on account of or arising out of any event, action or omission, as well as those consequences thereof that may hereafter develop and those that have already developed or are now apparent, or any other claim whatsoever. Without limiting the generality of the foregoing, the term “Claim” shall include, in the event a Company Party is a Releasor, any Claims set forth in the letter from the Company to the Former Valent Members dated April 12, 2013 specifically: i) the determination of Net Working Capital; and ii) Company's claim as stated in such letter that with respect to the Working Capitakm the Acquired Companies did not conduct their business in the Ordinary Course of Business; and, in the event a Former Valent Party is a Releasor, any Claims for, relating to or otherwise involving the Earnout Payment and the Annualized Earnout Payment (collectively, “Specified Claims”).

V.

Notwithstanding Section IV of this Settlement Agreement, neither the Sellers’ Representative, for and on behalf of each Former Valent Member, nor the Company, releases or discharges any Claims arising out of (a) the rights, obligations and duties contained in this Agreement, (b) the Purchase Agreement other than the Specified Claims and any other Claims arising out of, relating to or otherwise involving Section 2.6 and/or Section 2.7 of the Purchase Agreement, (c) the Escrow Agreement and any right to receive the funds escrowed pursuant thereto or (d) the continuing ownership of any shares of stock of Company, provided such Claims arise out of or relate to actions occurring after the Effective Date of this Settlement Agreement.

VI.

It is further agreed as part of the consideration of this Settlement Agreement that the amount and terms of the settlement set forth herein, including the Settlement Agreement itself are and shall remain confidential among Former Valent Members, Company and their respective attorneys.  Former Valent Members and Company and their attorneys covenant and agree that they will not publicize or otherwise disclose or disseminate the amount or terms of this settlement, except as required by a Court of competent jurisdiction, to enforce the Settlement Agreement, or to the extent necessary to defend any claim made by or against any Former Valent Members, Company or their attorneys or advisors.  Notwithstanding anything in this Settlement Agreement to the contrary, the Company is hereby permitted, as required by law, to make certain disclosures concerning this Settlement Agreement to auditors, tax and financial advisors, insurers, lenders, the Securities and Exchange Commission, or other governmental entities as required.  It is also recognized that each Former Valent Member will continue to be bound by the terms of all confidentiality, non-competition, and non-solicitation agreements that were entered into in connection with the acquisition of Valent by Company.

VII.

In further consideration of this Settlement Agreement and of the matters above recited, the Sellers’ Representative, for and on behalf of each Former Valent Member, and Company, hereby agree that they will not disparage each other to the public in any forum.

VIII.

In further consideration of this Settlement Agreement and of the matters above recited, the Sellers’ Representative, for and on behalf of each Former Valent Member, and Company, represent and warrant that they have the sole right and exclusive authority to execute this Settlement Agreement and receive the sums specified herein.  Former Valent Members and Company also represent and warrant that they have not sold, assigned, transferred, conveyed or otherwise disposed of any Claims.

Each of the Sellers’ Representative and the Company acknowledges, agrees, represents and warrants that it has the legal power, authority and ability to enter into and perform this Settlement Agreement and to grant the releases, covenants and other rights granted herein, including, without limitation, on the part of the Sellers’ Representative, the releases on behalf of the Former Valent Members. Without in any way limiting any of the rights and remedies otherwise available, each of the Sellers’ Representative and the Company will indemnify and hold harmless the other party from and against all loss, liability, claim, damage and expense (including costs of investigation and defense and reasonable attorney’s fees) whether or not involving third party claims, arising directly or indirectly from or in connection with the assertion of any Claim against the other party purported to be released pursuant to this Settlement Agreement.

IX.

In the event that any provision of this Settlement Agreement becomes or is declared by a Court of competent jurisdiction to be illegal, unenforceable, or void, this Settlement Agreement shall continue in full force and effect without said provision.

X.

This Settlement Agreement represents the entire agreement and understanding between Former Valent Members and Company regarding the subject matter hereof, and supersedes and replaces any and all prior and contemporaneous agreements, representations, and understandings regarding said subjects.  This Settlement Agreement is executed without any reliance on any promise, warranty, or representations by any party or representative of any party other than those expressly contained in this Settlement Agreement.

XI.

This Settlement Agreement shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors, and assigns of Former Valent Members and Company.

XII.

The parties stipulate that this Settlement Agreement may be executed by facsimile and in one or more counterparts, each of which shall be an original, but which together shall constitute one document.

XIII.

The Former Valent Members and Company acknowledge that this Settlement Agreement is contractual and that each executes it on advice of legal counsel.  Former Valent Members and Company further acknowledge that they have carefully read this Settlement Agreement, know and understand the terms thereof, and fully and voluntarily accept those terms.

XIV.

This Settlement Agreement shall be construed and interpreted in accordance with the laws of the State of Missouri.

XV.

Former Valent Members and Company acknowledge that they have been represented by legal counsel of their own choosing throughout all phases of the negotiations leading to this Settlement Agreement, agree to pay all of their own legal fees, expenses and costs in connection with the resolution of any and all potential claims and causes of action by and between Former Valent Members and Company and forever waive any claim that they may have to recover those fees, expenses, and costs.  It is expressly understood and agreed that this Settlement Agreement shall be deemed drafted equally by all parties hereto and that the language of all parts of this Settlement Agreement shall be construed as a whole, according to its fair meaning, and any presumption or other principle that the language herein is to be construed against any party shall not apply.

IN WITNESS WHEREOF, the Sellers’ Representative, for and on behalf of each Former Valent Member, and Company, have executed this Settlement Agreement as of the date and year first written above.

LMI AEROSPACE, INC.

By:	/s/ Lawrence E. Dickinson

Name:	Lawrence E. Dickinson

Title:	CFO

/s/ Charles M. Newell
Charles M. Newell, as the Sellers’
Representative, for and on behalf of each
Former Valent Member

Each Former Valent Member hereby acknowledges and confirms that the Sellers’ Representative has full power and authority, in its name and on its behalf, to execute, enter into, deliver and perform this Settlement Agreement and consents to and accepts the terms of this Settlement Agreement, including, without limitation, the releases in Sections IV and V of this Settlement Agreement.

TECH INVESTMENTS, LLC

By:	/s/Charles M. Newell

Name:	Charles. M. Newell

Title:	Managing Partner

TECH INVESTMENTS II, LLC

By:	/s/ Henry H. Newell

Name:	Henry H. Newell

Title:	Managing Partner

BRECKENRIDGE HOLDING COMPANY

By:	/s/ Bruce R. Breckenridge

Name:	Bruce R. Breckenridge

Title:	President

/s/ Perry Pecaut
Perry Pecaut

/s/ Mark Deuel
Mark Deuel